FARMINGTON BANK DEFINED BENEFIT EMPLOYEES’ PENSION PLAN
SUMMARY OF MATERIAL MODIFICATIONS

FEBRUARY, 2013

Farmington Bank has recently amended the Farmington Bank Defined Benefit Employees Pension Plan in order to "freeze" or suspend pension benefit accruals effective February 28, 2013. This Plan amendment changes some of the information contained in your Summary Plan Description ("SPD"). This notice is being provided to you to explain how the determination of your pension benefit as described in your SPD has changed.

Changes applicable effective February 28, 2013
Your pension benefit will be based now on your Average Monthly Compensation and Years of Service as of February 28, 2013. Compensation paid and Hours of Service completed after February 28, 2013 will not be considered in determining your benefits under the Plan. The Plan freeze will not affect the pension benefit you have earned as of February 28, 2013. If you are not yet Vested as of February 28, 2013, you will continue to be credited with Years of Service for vesting purposes until you either terminate employment or retire.

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In all other respects, the Plan remains unchanged. Please retain this Summary of Material Modifications as a supplement to your current Summary Plan Description. If you have questions regarding these changes to the Plan, please contact the Plan Administrator.